Exhibit 99.21
WAIVER AGREEMENT
This WAIVER AGREEMENT (this “Waiver Agreement”), dated as of December 31, 2018, is entered into by and among Elliott Associates, L.P., Elliott International, L.P., Manchester Securities Corp. (individually, each an “Elliott Entity” and collectively, the “Elliott Entities”) and CorMedix Inc., a Delaware corporation (the “Company”).

RECITALS

A. The Elliott Entities own the following securities of the Company: Elliott Associates, L.P. owns 52,500 shares of the Company’s Series C-2 preferred stock, 640 shares of the Company’s Series F preferred stock, October 2013 warrants to purchase 262,500 shares of the Company’s common stock, May 2017 Series B warrants to purchase 640,000 shares of the Company’s common stock, and November 2017 warrants to purchase 180,755 shares of the Company’s common stock (the “Elliott Associates Securities”); Elliott International, L.P. owns 97,500 shares of the Company’s Series C-2 preferred stock, 1,360 shares of the Company’s Series F preferred stock, October 2013 warrants to purchase 487,500 shares of the Company’s common stock, May 2017 Series B warrants to purchase 1,360,001 shares of the Company’s common stock, and November 2017 warrants to purchase 384,103 shares of the Company’s common stock (the “Elliott International Securities”); and Manchester Securities Corp. owns 73,962 shares of the Company’s Series D preferred stock, 89,623 shares of the Company’s Series E preferred stock, May 2013 warrants to purchase 500,000 shares of the Company’s common stock, and March 2015 warrants to purchase 200,000 shares of the Company’s common stock (the “Manchester Securities” and together with the Elliott Associates Securities and the Elliott International Securities, the “Elliott Derivative Securities”).

B. The Elliott Derivative Securities provide for their conversion or exercise, as the case may be, into shares of the Company’s common stock at the election of the holder of the respective Elliott Derivative Securities or, as the case may be, pursuant to the terms of the respective Elliott Derivative Securities.

C. The Company has reserved out of its authorized common stock shares of its common stock sufficient to allow for the issuance of a number of shares equal to 125% of the shares of common stock issuable upon the conversion or exercise, as applicable, of the Elliott Derivative Securities (the “Reserved Shares”) and has provided instructions for such reservation to VStock Transfer, LLC (the “Transfer Agent”) as the transfer agent for the Company’s common stock.

D. The Elliott Entities desire to agree to temporarily waive their respective conversion and exercise rights under the Elliott Derivative Securities as set forth in this Waiver Agreement.

AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Elliott Entity hereby agree as follows:
1. Waiver and Consent.  Each Elliott Entity hereby waives all of its rights of conversion or exercise, as the case may be, under the respective Elliott Derivative Securities on a one-time basis (the “Waiver”) until the earliest to occur of (i) the effective date on which the Company’s Certificate of Incorporation is amended to increase the number of authorized shares of common stock, (ii) the effective date on which the Company effects a reverse stock split of its common stock, (iii) one business day immediately prior to the consummation of a Fundamental Transaction (as defined in the instruments governing the applicable Elliott Derivative Securities), or (iv) April 30, 2019.
2. Limitation of Waiver.  For the avoidance of doubt, the waiver and consent of the Elliott Entities as set forth above shall be limited as written in the manner and to the extent described above and nothing in this Waiver Agreement shall be deemed to constitute a waiver of any Elliott Entity’s other rights under the Elliott Derivative Securities.
3. No Other Amendment.  Except as expressly set forth above, all of the other terms and conditions of the Agreement shall continue in full force and effect after the execution of this Waiver Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein, including, but not limited to, any other obligations the Company may have to any of the Elliott Entities under the Elliott Derivative Securities.
4. Acknowledgement. The Company hereby acknowledges and agrees that this Agreement and Waiver shall in no way limit the ability of any Elliott Entity to transact in the common stock of the Company.
5. Counterparts.  This Waiver Agreement may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument.
6. Governing Law. This Waiver Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

[The next page is the signature page.]

IN WITNESS WHEREOF, each Elliott Entity and the Company have caused this Waiver Agreement to be duly executed as of the date first written above.
CORMEDIX INC.

By:	/s/ Khoso Baluch
Khoso Baluch,
Chief Executive Officer

ELLIOTT ASSOCIATES, L.P.
By: Elliott Capital Advisors, L.P., as General Partner
By: Braxton Associates, Inc., as General Partner

By:	/s/ Elliot Greenberg
Elliot Greenberg,
Vice President

ELLIOTT INTERNATIONAL, L.P.
By: Hambledon, Inc., its General Partner By: Elliott International Capital Advisors Inc.,
as Attorney-in-Fact

By:	/s/ Elliot Greenberg
Elliot Greenberg,
Vice President

MANCHESTER SECURITIES CORP.

By:	/s/ Elliot Greenberg
Elliot Greenberg,
Vice President